Exhibit 2.12

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

PEREGRINE SYSTEMS, INC.,

and

TRIRIGA REAL ESTATE & FACILITIES LLC

JULY 31, 2002

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of July 31, 2002 by and among Peregrine Systems, Inc., a Delaware corporation (“Seller”); and TRIRIGA Real Estate & Facilities LLC, a Nevada limited-liability company (“Buyer”).

RECITALS

A.                                   Seller wishes to sell certain assets used in connection with its Facility Center products;

B.                                     Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of Seller’s interest in the Acquired Assets (as defined herein) and Seller wishes to assign, and Buyer wishes to assume, all Assumed Liabilities (as defined herein), all for the Purchase Price (as defined herein) and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1                                 Transferred Assets.  Upon the terms and subject to the conditions hereof, as of the Closing (as defined herein), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the assets listed on Schedule 1.1 hereto (the “Acquired Assets”) free and clear as of the date hereof of any lien, claim or encumbrance of any kind.

1.2                                 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, any assets of Seller (and of all direct or indirect subsidiaries of Seller) not set forth on Schedule 1.1 will be retained by Seller (or the applicable-subsidiary of Seller) and are excluded from the Acquired Assets.

1.3                                 Consideration. The purchase price for the Acquired Assets shall be FIVE MILLION DOLLARS ($5,000,000.00) (the “Purchase Price”).

1.4                                 Assumed Liabilities.  Upon the terms and subject to the conditions hereof, as of the Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume, and shall henceforth fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller under each of the agreements listed on Schedule 1.4 hereto (the “Assumed Liabilities”).

1.5                                 Further Assurances.  Buyer and Seller will each use reasonable efforts to obtain written consents to the transfer and assignment of the Acquired Assets and Assumed Liabilities to Buyer, and, at Seller’s option, the novation of Seller, where the approval or other consent of any other person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and Buyer and Seller will each solicit such releases concurrently in a manner acceptable to both Buyer and Seller, with the solicitation of consents from third parties to the transfer, assignment and novation of the Acquired Assets and the Assumed Liabilities; provided, that, neither party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.

1.6                                 Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (the ‘Closing”) shall take place at the offices of Heller Ehrman White and McAuliffe LLP, 4350 La Jolla Village Drive, San Diego, CA 92122 or at such other location as Seller and Buyer may agree, and on a date mutually agreed upon by Buyer and Seller within two business days after all conditions precedent to Closing have been satisfied or waived (the ‘Closing Date”), but in no event later than August 2, 2002. If the Closing has not occurred by August 2, 2002, for any reason, either party may terminate this Agreement by written notice to the other party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

2.1                                 Organization and Standing; Restated Certificate and Bylaws.  Buyer is a limited liability company duly organized and validly existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws.  Buyer has the requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

2.2                                 Power and Authority.  Buyer has all requisite legal power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.  All action on the part of Buyer, its managers and its members necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

2.3                                 No Conflicts.  The execution, delivery, performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Buyer’s Operating Agreement, any of Buyer’s material agreements or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof.

2.4                                 Disclosure.  Seller has provided to Buyer or its counsel all information necessary to respond to Buyer’s requests for information.

2.5                                 Seller Representations and Warranties.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III, BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES OF SELLER SET FORTH IN ARTICLE III, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in Schedule 3, attached hereto, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Seller specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or, as follows:

3.1                                 Organization of Seller.  Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws.  Seller has the corporate power to own, lease and operate its assets and property and to carry on its business as is now being conducted,

3.2                                 Corporate Power and Authority.  Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized or will be duly authorized prior to the Closing by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                 No Conflict.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Seller or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller which would result in a material adverse affect on the ability of Seller to consummate the transactions contemplated under this Agreement.

3.4                                 Intangible Property.

(a)                                  To the Seller’s knowledge, Schedule 1.1 sets forth all of the intangible property contained within the Acquired Assets as listed on Schedule 1.1  (collectively, the “Proprietary Rights”).  To the Seller’s knowledge, Seller owns all Proprietary Rights that are included in the Acquired Assets. To the Seller’s knowledge, Seller has not received any notices of infringement by Seller of any Proprietary Rights of others. To the Seller’s knowledge, none of the present activities of Seller related to the Acquired Assets, nor the Acquired Assets, infringe on any Proprietary Rights of others; and Seller is not aware of any infringement or violation by others of the Proprietary Rights that are included in the Acquired Assets.  For the purposes of this Agreement, “Seller’s knowledge” means the actual present knowledge of Seller’s current General Counsel, and Luke Pistorius, who is Seller’s current Associate General Counsel with responsibility for intellectual property matters, which would include the Proprietary Rights at issue.

(b)                                 It is and has been Seller’s practice to have all employees of Seller and all consultants providing services to Seller related to the Acquired Assets execute an agreement conveying full right, title and interest to any intellectual property related to the Acquired Assets to Seller.

3.5                                 No Proceedings.  To the “Seller’s knowledge”, as such term is defined in Section 3.4(a), there are no pending or threatened claims, suits or actions (i) alleging ownership claims in the Acquired Assets that may have a material adverse effect on the Acquired Assets or (ii) by any customer of the Facility Center assets included in the Acquired Assets against Seller that may have a material adverse effect on the Acquired Assets.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1                                 Legal Requirements; Reasonable Actions.

(a)                                  Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such reasonable requirements imposed upon such other party in connection herewith and in connection with all actions needed in order to consummate the Closing.  Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration or filing with, or an exemption by, any governmental entity or other third party, required to be obtained or made by such party or its subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby, or the taking of any action contemplated thereby or by this Agreement.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.  Nothing in this Agreement shall be construed as an attempt or agreement to assign, transfer, convey, deliver, lease, sublease, license or sublicense any agreement set forth on Schedule 1.1 or right contained therein, which by its terms or by law, cannot be assigned, transferred, conveyed, delivered, leased, subleased, licensed or sublicensed, or under which rights or obligations would otherwise be accelerated as a result of this Agreement, or which are cancelable or terminable by a third party in the event of an assignment, transfer, conveyance, delivery, lease, sublease, license or sublicense (collectively, the ‘Non-Assignable Agreements”). In any such case, the assignment, transfer, conveyance, lease, sublease, license or sublicense shall be deemed deferred until such time as a consent, substitution, approval, amendment or removal of any legal impediment has been obtained such that a violation of the terms of the Non-Assignable Agreements and any law, acceleration, cancellation or termination shall not occur.

(b)                                 Seller will immediately contact Buyer and forward to Buyer all relevant information regarding any warranty or similar claim made by any Facility Center customer to Seller.

4.2                                 Rights to Peregrine Trademarks.  As promptly as practicable, but in no event later than 30 days after the Closing Date, Buyer shall cease all use of Seller trademarks (which for purposes of this Section 4.2 shall include any trademarks of Seller’s direct or indirect subsidiaries), including any use of Seller trademarks contained in or embodied in the Acquired Assets (including in any source code, product documentation, labels, proprietary notices and marketing material), but not including the trademarks assigned to Buyer under Schedule 1.1.

4.3                                 Employee Matters. Schedule 4.3(a) contains a list of certain employees employed by Seller as of the date hereof in connection with the Acquired Assets (the “Designated Employees”). Buyer has made employment offers to each of the Designated Employees effective as of the date of this Agreement. The Designated Employees who have received employment offers from Buyer and who begin their employment with Buyer shall be employed by Buyer in accordance with the terms and conditions set forth in subsections 4.3(b), 4.3(c) and 4.3(d) below.

(b)                                          So long as such Designated Employees accept Buyer’s employment offer, Buyer will employ the Designated Employees in accordance with the employment offer made to each such Designated Employee.

(c)                                           Buyer shall be responsible for all liabilities, salaries, benefits and similar employer obligations for all Designated Employees, who accept Buyer’s employment offer, subsequent to the date each such Designated Employee begins his or her employment with Buyer. Upon separation from Seller, each Designated Employee who accepts employment with Buyer will be paid by Seller for all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due such Designated Employee.

(d)                                          Buyer shall be responsible for liabilities with respect to the termination of any Designated Employee by Buyer subsequent to the date of this Agreement, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer subsequent to the date of this Agreement, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

4.4                                 Access to Records after the Closing Date; Delivery of Records.  For a period of one year after the Closing Date, Seller and its representatives, on one hand, and Buyer and its representatives, on the other, shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the business relating to the Acquired Assets, in the case of the Seller prior to the Closing Date, and in the case of Buyer after the Closing Date.  Such access shall be afforded upon receipt of reasonable advance notice, during normal business hours and at the expense of the party seeking access.

4.5                                 Public Disclosure.  Unless otherwise required by law (including applicable securities laws) or, as to Seller by the rules and regulations of The Nasdaq National Market, no disclosure (whether or not in response to an inquiry) of the non-public subject matter of this Agreement shall be made by any party hereto unless approved by Seller prior to release. Notwithstanding the foregoing, after the Closing Date, Buyer may announce publicly or privately, market, advertise and communicate in any manner or method and in any medium that it has acquired the Acquired Assets from Seller, and disclose any information of any type concerning the Acquired Assets other than the specific terms of this Agreement. Buyer shall also be able to disclose this Agreement to any third party in connection with a due diligence review of any contemplated business combination, acquisition or investment transaction involving Buyer or its affiliates.

4.6                                 Tax Matters.

(a)                                           Allocation of Purchase Price. Prior to the Closing, Buyer and Seller shall agree on a tax allocation of the Purchase Price as set forth in Schedule 4.6(a) (the “Allocation Statements”), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets pursuant to

Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the “Code”). Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to the Seller within 30 days after finalizing the Allocation Statements. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements. Notwithstanding the above provision, Buyer agrees to indemnify and hold Seller harmless from and against any and all liability for Taxes resulting from any voluntary reallocation by Buyer, and not at the request of any government agency or taxing authority, of the Purchase Price that differs from the estimated allocation as set forth in Schedule 4.6(a). For purposes of calculating the amount of any Taxes in the preceding sentence, it shall be assumed that such Taxes are payable at the highest effective statutory corporate income tax rates that could apply to Seller, as applicable, for the relevant period.

(b)                                 Filing of Returns and Payment of Taxes.  Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax (as defined below) returns, reports and forms (“Tax Returns”) and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to any taxable period which ends on or prior to the date of this Agreement (the ‘Pre-Closing Tax Period”).  Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

(c)                                  Refunds and Credits.  Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(d)                                 Transfer Taxes.  All transfer, documentary, sales, use, registration, value-added, real estate transfer, capital gains taxes and any similar taxes and related fees incurred in connection with this Agreement, and the transactions contemplated hereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3.  To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption which could reasonably be expected to result in any governmental audit of its books and records.

(e)                                  Tax Definitions.  For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any person with respect to such amounts.

ARTICLE V

CONDITIONS TO CLOSING; COVENANTS

5.1                                 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in writing by Buyer:

(a)                                  Seller’s Representations and Warranties True.  The representations and warranties of Seller contained in Article III shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date.

(b)                                 Press Release.  Seller shall have approved a press release to be issued by Buyer following the Closing regarding this Agreement and the transactions contemplated hereby.

(c)                                  List of Users of Facility Center.  Prior to the Closing, seller shall deliver to Buyer a list containing the company names, as well as the name, address, phone number, fax number, e-mail address, of the primary and secondary contacts, for all Facility Center (and other products listed in Section 1.A. of Schedule 1.1) users, to the extent contained in Seller’s Siebel Team system.

5.2                                 Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in writing by Seller:

(a)                                  Buyer’s Representations and Warranties True.  The representations and warranties of Buyer contained in Article II shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date.

(b)                                 Board Approval.  Seller’s board of directors shall have approved and adopted this Agreement and approved the consummation of the transactions contemplated hereby.

5.3                                 Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in writing by all the parties hereto:

(a)                                  Absence of Liens and Waiver of Asset Transfer.  All liens on the Acquired Assets shall have been released.  Any restrictions on the sale and transfer of assets from Seller to Buyer and from Peregrine Federal Systems, Inc. to Seller contained in the Loan and Security Agreement dated as of June 12, 2002, as amended by that certain Amendment Number One to the Loan and Security Agreement dated as of June 21, 2002, among Seller and each of Seller’s subsidiaries identified on the signature pages thereof, Foothill Capital Corporation and Ableco Finance LLC, shall have been waived by Foothill Capital Corporation and Ableco Finance LLC.

(b)                                 Allocation Statements.  Buyer and Seller shall have agreed on a tax allocation of the Purchase Price to be set forth on Schedule 4.6(a).

(c)                                  Referral Fee Agreement.  The parties shall have completed negotiation of and executed a Referral Fee Agreement.

(d)                                 Support Agreement.  The parties shall have completed negotiation of and executed a Support Agreement.

5.4                                 Covenants.

(a)                                  Conduct of Business.  During the period from the date of this Agreement to the Closing Date, Seller will conduct its Facility Center business in its ordinary and usual course, consistent with past practice, and will use commercially reasonable efforts (i) to preserve intact all Acquired Assets and all rights, privileges, franchises and other authority of such business, (ii) to retain the employees other than as agreed by the parties and (iii) to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having relationships with such business.

(b)                                 Non-Solicitation  From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Seller will not solicit, initiate, facilitate or encourage action by, or discussion with, any person, other than Buyer, relating to the possible acquisition of all or a material portion of the Acquired Assets (an “Alternative Transaction”), or participate in any negotiations regarding, or furnish information with respect to any potential Alternative Transaction or similar transaction or agreement.

(c)                                  Licenses. As of the Closing Date:

(i)                                     Seller grants Buyer a non-exclusive, royalty-free, perpetual license to use, copy and distribute Get It 1.3.1 sp2 solely in conjunction with the Facility Center software; and

(ii)                                  Buyer grants Seller a non-exclusive, royalty-free, perpetual license to use, copy and distribute CAD Integration and accompanying data schemas, solely in conjunction with Seller’s Asset Center product (or its successor products).

(iii)                               All licenses granted under this Section 5.2(c) are on an “as is” basis, with no warranties of any kind, implied or express, including without limitation the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

ARTICLE VI

DELIVERIES BY THE PARTIES

6.1                                 Deliveries By Buyer.  At the Closing, Buyer shall deliver to Seller each of the following:

(a)                                           Purchase Price.  The Purchase Price in cash by wire transfer in accordance with wire instructions to be provided by Seller to Buyer prior to the Closing.

(b)                                          Transfer Documents.  Buyer’s executed signature page to each of (i) the Assignment and Assumption Agreement in the form attached hereto as Exhibit A; (ii) the Bill of Sale and Conveyance in the form attached hereto as Exhibit B; (iii) the Assignment of Trademarks in the form attached hereto as Exhibit C; (iv) the Referral Fee Agreement; and (v) the Support Agreement (collectively, the “Collateral Agreements”).

6.2                                 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer Seller’s executed signature page to each Collateral Agreement.

ARTICLE VII

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

LIMITATION OF LIABILITY

7.1                                 No Survival of Representations and Warranties.  All of the representations and warranties of the parties hereto contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon the consummation of the purchase and sale of the Acquired Assets pursuant to this Agreement.

7.2                                 No Liability for Breaches of Representations and Warranties.  Other than fraud claims, no party to this Agreement shall be liable to any other party for any breach of any representation or warranty contained herein or in any certificate delivered pursuant hereto or for any loss, liability, damage, or expense arising from or associated with any such breach.

ARTICLE VIII

GENERAL PROVISIONS

8.1                                     Notices.  Any request, communication or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (a) upon confirmation of delivery, if sent by facsimile, and (b) upon delivery, if sent by recognized overnight courier service or personal delivery.

(i)	if to Seller, to:

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention: General Counsel
Telephone No.: (858) 481-5000
Facsimile No.: (858) 794-5057

with a copy (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Attn: Joseph Lesko, Esq.
Telephone No.: (858) 450-8400
Facsimile No.: (858) 450-8499

(ii)	if to Buyer, to:

Anthony A. Marnell III
President / CEO
TRIRIGA INC.
4285 South Polaris Avc.
Las Vegas, NV 89103
Telephone No.: (702) 932-4444
Facsimile No.: (702) 932-4445

with a copy (which shall not constitute notice) to:
David A. Garcia, Esq.
Hale, Lane, Peek, Dennison & Howard
100 West Liberty St.
Reno, NV 89501

Telephone No.: (775) 327-3000

Facsimile No.:  (775) 786-6179

8.2                                 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each of Seller and Buyer.

8.3                                 Expenses.  All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4                                 Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the exhibits hereto, the Collateral Agreements and the documents, instruments and other agreements among the parties hereto and thereto referenced herein and therein:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants, except as specifically set forth herein; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.5                                 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6                                 No Consequential Damages.  Notwithstanding any provision in this Agreement, neither party shall be liable for any indirect, special, punitive, consequential, or incidental damages, lost savings, lost revenue, loss or profits or goodwill, or other such damages, regardless of the form of action, in connection with any aspect of the transactions contemplated by this Agreement or the Collateral Agreements, even if advised of the possibility of such damages.

8.7                                 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a California state or federal court sitting in the City of San Diego, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

8.8                                 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.9                                 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10                           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

*****

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	PEREGRINE SYSTEMS, INC.
a Delaware corporation

	By:	/s/ Gary Greenfield
Gary Greenfield
Chief Executive Officer

“BUYER”	TRIRIGA REAL ESTATE & FACILITIES LLC
a Nevada Limited-Liability Company

By:
Anthony A, Marnell III
Manager, President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	PEREGRINE SYSTEMS, INC.
a Delaware corporation

By:
Gary Greenfield
Chief Executive Officer

“BUYER”	TRIRIGA REAL ESTATE & FACILITIES LLC
a Nevada Limited-Liability Company

	By:	/s/ Anthony A, Marnell III
Anthony A, Marnell III
Manager, President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

INDEX OF EXHIBITS

Exhibit	Description
A	Assignment and Assumption Agreement
B	Bill of Sale and Conveyance
C	Assignment of Trademarks